Exhibit 99.1

NEWS RELEASE

CHARLES RIVER LABORATORIES ANNOUNCES FOURTH-QUARTER
AND FULL-YEAR 2024 RESULTS AND PROVIDES 2025 GUIDANCE

– Fourth-Quarter Revenue of $1.00 Billion
and Full-Year Revenue of $4.05 Billion –

– Fourth-Quarter GAAP Loss per Share of $(4.22)
and Non-GAAP Earnings per Share of $2.66 –
– Full-Year GAAP Earnings per Share of $0.20
and Non-GAAP Earnings per Share of $10.32 –
– Provides 2025 Guidance –
– Company Plans Stock Repurchases of
Approximately $350 Million in 2025 –

WILMINGTON, MA, February 19, 2025 – Charles River Laboratories International, Inc. (NYSE: CRL) today reported its results for the fourth quarter and full-year 2024 and provided guidance for 2025. For the quarter, revenue was $1.00 billion, a decrease of 1.1% from $1.01 billion in the fourth quarter of 2023.
The impact of foreign currency translation reduced reported revenue by 0.1%, and an acquisition contributed 0.9% to consolidated fourth-quarter revenue. A divestiture reduced reported revenue by 0.1%. Excluding the effect of these items, revenue declined 1.8% on an organic basis. On a segment basis, organic revenue growth in the Manufacturing Solutions (Manufacturing) segment was more than offset by lower revenue in the Discovery and Safety Assessment (DSA) and Research Models and Services (RMS) segments.
In the fourth quarter of 2024, the GAAP operating margin decreased to (16.7)% from 13.1% in the fourth quarter of 2023. The primary driver of the GAAP decrease was a non-cash goodwill impairment of $215.0 million in the fourth quarter of 2024 related to the Biologics Solutions reporting unit, which includes the Biologics Testing and CDMO businesses. On a non-GAAP basis, the fourth-quarter operating margin increased to 19.9% from 19.1%, due primarily to higher revenue and operating income in the Manufacturing segment and lower unallocated corporate costs.
On a GAAP basis, the net loss available to common shareholders for the fourth quarter of 2024 was $(215.7) million, or $(4.22) per share, a decrease from net earnings of $187.1 million, or $3.62 per diluted share, for the same period in 2023. The GAAP decreases were primarily driven by the non-cash goodwill impairment, which totaled $4.20 per share, as well as a loss of $0.32 per share on certain venture capital and other strategic investments. This compares to a gain of $2.04 per share on certain venture capital and other strategic investments in the fourth quarter of 2023, which included a gain on our original strategic investment in Noveprim Group.
On a non-GAAP basis, net income was $136.6 million for the fourth quarter of 2024, an increase of 7.4% from $127.2 million for the same period in 2023. Fourth-quarter diluted earnings per share on a non-GAAP basis were $2.66, an increase of 8.1% from $2.46 per share for the fourth quarter of 2023. The increases in non-GAAP net income and earnings per share were driven by higher operating income, as well as favorable below-the-line items, including reductions in the tax rate, interest expense, and diluted shares outstanding.
James C. Foster, Chair, President and Chief Executive Officer, said, “Throughout 2024, we have launched initiatives to generate more revenue, aggressively reduce costs, and further strengthen our business. As we move into 2025, we see many of our global biopharmaceutical clients continuing to move forward with their restructuring and pipeline reprioritization activities, which are expected to constrain early-stage spending by many of these clients again in 2025. We believe these trends are stabilizing, and therefore, our view of the global biopharmaceutical demand environment remains unchanged. In addition, small and mid-sized biotechnology clients continued to benefit from a more favorable funding environment in 2024, and we expect biotechnology demand trends will be stable to slightly improved this year.”

“During this period of softer demand, we remain committed to executing on our revenue and cost-savings initiatives and protecting shareholder value. We are taking decisive actions to emerge from this period as a stronger, leaner, and more profitable company, and an even more responsive partner for our clients,” Mr. Foster concluded.

Fourth-Quarter Segment Results
Research Models and Services (RMS)
Revenue for the RMS segment was $204.3 million in the fourth quarter of 2024, an increase of 4.3% from $195.8 million in the fourth quarter of 2023. The Noveprim acquisition in November 2023 contributed 4.8% to fourth-quarter RMS reported revenue, and the impact of foreign currency translation reduced revenue by 0.1%. Organic revenue decreased by 0.4%, due primarily to lower revenue for research models services and the Cell Solutions business, as well as lower sales for non-human primates (NHPs) in China. The decline was partially offset by higher sales of small research models, principally driven by higher pricing.
In the fourth quarter of 2024, the RMS segment’s GAAP operating margin decreased to 6.7% from 18.9% in the fourth quarter of 2023. On a non-GAAP basis, the operating margin decreased to 22.8% from 23.1%. The GAAP and non-GAAP operating margin declines were primarily driven by research models services and NHP sales, partially offset by higher pricing for small research models and from cost savings associated with restructuring initiatives. On a GAAP basis, the lower operating margin also reflects higher costs associated with the Company’s restructuring initiatives, including severance and site consolidation costs, as well as higher amortization expense related to the Noveprim acquisition.
Discovery and Safety Assessment (DSA)
Revenue for the DSA segment was $603.3 million in the fourth quarter of 2024, a decrease of 3.6% from $625.8 million in the fourth quarter of 2023. The divestiture of a small Safety Assessment site reduced reported revenue by 0.2% and the impact of foreign currency translation increased DSA revenue by 0.1%. Organic revenue decreased by 3.5%, driven primarily by lower sales volume, as well as slightly lower pricing.
In the fourth quarter of 2024, the DSA segment’s GAAP operating margin decreased to 10.4% from 20.2% in the fourth quarter of 2023. On a non-GAAP basis, the operating margin decreased to 24.7% from 26.0% in the fourth quarter of 2023. The GAAP and non-GAAP operating margin declines were primarily driven by lower revenue, partially offset by cost savings associated with restructuring initiatives. On a GAAP basis, the lower operating margin also reflects an NHP inventory write down, as well as higher acquisition-related adjustments associated with Noveprim.
Manufacturing Solutions (Manufacturing)
Revenue for the Manufacturing segment was $194.9 million in the fourth quarter of 2024, an increase of 1.6% from $191.9 million in the fourth quarter of 2023. The impact of foreign currency translation reduced Manufacturing revenue by 0.5%. Organic revenue increased 2.1%, primarily driven by the Microbial Solutions business. This was partially offset by lower revenue in the CDMO business.
Primarily as a result of the non-cash goodwill impairment, the Manufacturing segment’s GAAP operating margin decreased to (93.6)% from 18.5% in the fourth quarter of 2023. On a non-GAAP basis, the operating margin increased to 28.7% from 25.4% in the fourth quarter of 2023 driven primarily by improved operating leverage from higher revenue in the Microbial Solutions business, as well as the benefit of cost savings associated with restructuring initiatives.

Full-Year Results
For 2024, revenue decreased by 1.9% to $4.05 billion from $4.13 billion in 2023. Revenue declined by 2.8% on an organic basis.
The GAAP operating margin decreased to 5.6% from 14.9% in 2023, and on a non-GAAP basis, the operating margin decreased to 19.9% from 20.3%.
On a GAAP basis, net income available to common shareholders was $10.3 million in 2024, a decrease of 97.8% from $474.6 million in 2023. Diluted earnings per share on a GAAP basis in 2024 were $0.20, a decrease of 97.8% from $9.22 in 2023. The GAAP decreases were primarily driven by the non-cash goodwill impairment of $215.0 million, or $4.16 per share, as well as the loss on certain venture capital and other strategic investments of $0.15 per share in 2024. This compares to a gain of $1.87 per share on certain venture capital and other strategic investments in 2023.
On a non-GAAP basis, net income was $532.9 million in 2024, a decrease of 2.9% from $548.9 million in 2023. Diluted earnings per share on a non-GAAP basis in 2024 were $10.32, a decrease of 3.3% from $10.67 in 2023.
Research Models and Services (RMS)
For 2024, RMS revenue was $829.4 million, an increase of 4.7% from $792.3 million in 2023. Revenue declined by 0.1% on an organic basis.

On a GAAP basis, the RMS segment operating margin decreased to 13.8% in 2024 from 19.5% in 2023. On a non-GAAP basis, the operating margin increased to 23.7% in 2024 from 23.0% in 2023.

Discovery and Safety Assessment (DSA)
For 2024, DSA revenue was $2.45 billion, a decrease of 6.3% from $2.62 billion in 2023. Revenue declined by 6.2% on an organic basis.

On a GAAP basis, the DSA segment operating margin decreased to 18.1% in 2024 from 23.2% in 2023. On a non-GAAP basis, the operating margin decreased to 25.7% in 2024 from 27.5% in 2023.

Manufacturing Solutions (Manufacturing)
For 2024, Manufacturing revenue was $769.3 million, an increase of 6.6% from $721.4 million in 2023. Organic revenue growth was 6.8%.

On a GAAP basis, the Manufacturing segment operating margin decreased to (9.3)% in 2024 from 12.2% in 2023. The GAAP operating margin was impacted by the non-cash goodwill impairment. On a non-GAAP basis, the operating margin increased to 27.4% in 2024 from 21.8% in 2023.

Provides 2025 Guidance
The Company is providing financial guidance for 2025. The 2025 revenue outlook assumes relatively stable biopharmaceutical demand trends compared to those experienced during the second half of 2024, including continued budgetary constraints from global biopharmaceutical clients and stable to slightly improved demand from small and mid-sized biotechnology clients. In addition, we expect that DSA pricing will be a headwind to revenue growth throughout 2025, and that lower commercial revenue in the CDMO business will impact the Manufacturing segment's growth rate. Earnings per share in 2025 will principally be affected by the lower revenue, partially offset by the benefit of cost savings associated with the Company's restructuring initiatives. The Company plans to repurchase approximately $350 million in common stock in 2025.
The Company’s 2025 guidance for revenue and earnings per share is as follows:

2025 GUIDANCE
Revenue growth/(decrease), reported	(7.0)% – (4.5)%
Impact of divestitures/(acquisitions), net	N/M
(Favorable)/unfavorable impact of foreign exchange	1.0% – 1.5%
Revenue growth/(decrease), organic (1)	(5.5)% – (3.5)%
GAAP EPS estimate	$4.30 - $4.80
Acquisition-related amortization and other acquisition- and integration-related costs (2)	~$3.50
Costs associated with restructuring actions (3)	~$1.00
Other items (4)	~$0.30
Non-GAAP EPS estimate	$9.10 – $9.60

Footnotes to Guidance Table:
(1) Organic revenue growth is defined as reported revenue growth adjusted for completed acquisitions and divestitures, as well as foreign currency translation.
(2) These adjustments include amortization related to intangible assets, as well as the purchase accounting step-up on inventory and certain long-term biological assets. In addition, these adjustments include some costs related to the evaluation and integration of acquisitions and divestitures.
(3) These adjustments primarily include site consolidation (including site transition costs), severance, impairment, and other costs related to the Company’s restructuring actions.
(4) These items primarily relate to certain third-party legal costs related to investigations by the U.S. government into the NHP supply chain related to our Safety Assessment business.

Webcast
Charles River has scheduled a live webcast on Wednesday, February 19th, at 8:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. You can also find the associated slide presentation and reconciliations of GAAP financial measures to non-GAAP financial measures on the website.
Non-GAAP Reconciliations
The Company reports non-GAAP results in this press release, which exclude often-one-time charges and other items that are outside of normal operations. A reconciliation of GAAP to non-GAAP results is provided in the schedules at the end of this press release.
Use of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, and non-GAAP net income. Non-GAAP financial measures exclude, but are not limited to, the amortization of intangible assets and the purchase accounting step-up adjustment on inventory and certain long term biological assets, and other charges and adjustments related to our acquisitions and divestitures, including incremental dividends attributable to Noveprim noncontrolling interest holders and the gain on our sale of our Avian Vaccine business; expenses associated with evaluating and integrating acquisitions and divestitures, including advisory fees and certain other transaction-related costs, as well as fair value adjustments associated with contingent consideration; charges, gains, and losses attributable to businesses or properties we plan to close, consolidate, or divest; severance and other costs associated with our restructuring initiatives; the write-off of deferred financing costs and fees related to debt financing; investment gains or losses associated with our venture capital and other strategic equity investments; certain legal costs in our Microbial Solutions business related to environmental litigation and in our Safety Assessment business related to U.S. government investigations into the NHP supply chain; tax effect of all of the aforementioned matters; and adjustments related to the recognition of deferred tax assets expected to be utilized as a result of changes to the our international financing structure and the revaluation of deferred tax liabilities as a result of foreign tax legislation. This press release also refers to our revenue on both a GAAP and non-GAAP basis: on a non-GAAP basis, we define “organic revenue growth,” which we define as reported revenue growth adjusted for foreign currency translation, acquisitions, and divestitures. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not presented in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions and divestitures (and in certain cases, the evaluation of such acquisitions and divestitures, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities and their underlying associated costs, such as business acquisitions, generally occur periodically but on an unpredictable basis. We calculate non-GAAP integration costs to include third-party integration costs incurred post-acquisition. Presenting revenue on an organic basis allows investors to measure our revenue growth exclusive of acquisitions, divestitures, and foreign currency exchange fluctuations more clearly. Non-GAAP results also allow investors to compare the Company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations presented in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in this press release, and can also be found on the Company’s website at ir.criver.com.

Caution Concerning Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “would,” “may,” “estimate,” “plan,” “outlook,” and “project,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements also include statements regarding Charles River’s expectations regarding the availability of Cambodia-sourced NHPs; the impact of the investigations by the U.S. government into the Cambodia NHP supply chain, including but not limited to Charles River’s ability to cooperate fully with the U.S. government; Charles River’s ability to effectively manage any Cambodia NHP supply impact; the projected future financial performance of Charles River and our specific businesses, including our expectations with respect to the impact of NHP supply constraints and our ability to gain market share; earnings per share; operating margin; client demand, particularly the future demand for drug discovery and development products and services, including our expectations for future revenue trends; our expectations with respect to pricing of our products and services; our expectations with respect to future tax rates and the impact of such tax rates on our business; our expectations with respect to the impact of acquisitions and divestitures, including the Noveprim acquisition, on the Company, our service offerings, client perception, strategic relationships, revenue, revenue growth rates, revenue growth drivers, and earnings; the development and performance of our services and products, including our investments in our portfolio; market and industry conditions including the outsourcing of services and identification of spending trends by our clients and funding available to them; ability to gain market share and capitalize on business opportunities; the impact of our restructuring initiatives, including annualized savings; the impact of our stock repurchase authorization; and Charles River’s future performance, including as delineated in our forward-looking guidance, and particularly our expectations with respect to revenue, the impact of foreign exchange, interest rates, enhanced efficiency initiatives. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: NHP supply constraints and the investigations by the U.S. Department of Justice, including the impact on our projected future financial performance, the timing of the resumption of Cambodia NHP imports into the U.S., our ability to manage supply impact, and potential study delays in our Safety Assessment business attributable to NHP supply constraints; changes and uncertainties in the global economy and financial markets; the ability to successfully integrate businesses we acquire, including Noveprim; the timing and magnitude of our share repurchases; negative trends in research and development spending, negative trends in the level of outsourced services, or other cost reduction actions by our clients; the ability to convert backlog to revenue; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; disruptions in the global economy caused by geopolitical conflicts; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 14, 2024, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this press release except as required by law.

About Charles River

Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts. Our dedicated employees are focused on providing clients with exactly what they need to improve and expedite the discovery, early-stage development and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

# # #

Investor Contact:    Media Contact:
Todd Spencer    Amy Cianciaruso
Corporate Vice President,    Corporate Vice President,
Investor Relations    Chief Communications Officer
781.222.6455    781.222.6168
todd.spencer@crl.com    amy.cianciaruso@crl.com

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 1
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023

Service revenue	$811,913	$838,003	$3,304,138	$3,440,019
Product revenue	190,636	175,473	745,851	689,390
Total revenue	1,002,549	1,013,476	4,049,989	4,129,409
Costs and expenses:
Cost of services provided (excluding amortization of intangible assets)	621,535	564,847	2,345,781	2,295,983
Cost of products sold (excluding amortization of intangible assets)	96,770	84,544	372,387	330,870
Selling, general and administrative	195,708	197,142	751,003	747,855
Amortization of intangible assets	41,223	34,021	138,471	137,440
Goodwill impairment	215,000	—	215,000	—
Operating income (loss)	(167,687)	132,922	227,347	617,261
Other income (expense):
Interest income	1,835	1,591	8,575	5,196
Interest expense	(28,234)	(33,544)	(126,288)	(136,710)
Other income (expense), net	(22,705)	107,737	(16,520)	95,537
Income (loss) before income taxes	(216,791)	208,706	93,114	581,284
Provision for (benefit from) income taxes	(3,044)	19,754	67,823	100,914
Net income (loss)	(213,747)	188,952	25,291	480,370
Less: Net income attributable to noncontrolling interests	748	1,868	3,088	5,746
Net income (loss) available to Charles River Laboratories International, Inc.	$(214,495)	$187,084	$22,203	$474,624

Calculation of net income (loss) per share attributable to common shareholders of Charles River Laboratories International, Inc.
Net income (loss) available to Charles River Laboratories International, Inc.	$(214,495)	$187,084	$22,203	$474,624
Less: Adjustment of redeemable noncontrolling interest	(1,081)	—	—	—
Less: Incremental dividends attributable to noncontrolling interest holders	2,285	—	11,906	—
Net income (loss) available to Charles River Laboratories International, Inc. common shareholders	$(215,699)	$187,084	$10,297	$474,624

Earnings (loss) per common share
Basic	$(4.22)	$3.65	$0.20	$9.27
Diluted	$(4.22)	$3.62	$0.20	$9.22

Weighted-average number of common shares outstanding:
Basic	51,138	51,311	51,380	51,227
Diluted	51,138	51,624	51,628	51,451

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 28, 2024	December 30, 2023
Assets
Current assets:
Cash and cash equivalents	$194,606	$276,771
Trade receivables and contract assets, net of allowances for credit losses of $18,301 and $25,722, respectively	720,915	780,375
Inventories	278,544	380,259
Prepaid assets	103,210	87,879
Other current assets	105,796	83,378
Total current assets	1,403,071	1,608,662
Property, plant and equipment, net	1,604,014	1,639,741
Venture capital and strategic equity investments	218,350	243,811
Operating lease right-of-use assets, net	412,490	394,029
Goodwill	2,846,608	3,095,045
Intangible assets, net	723,400	864,051
Deferred tax assets	42,179	40,279
Other assets	278,233	309,383
Total assets	$7,528,345	$8,195,001

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$140,337	$168,937
Accrued compensation	179,418	213,290
Deferred revenue	248,322	241,820
Accrued liabilities	232,010	227,825
Other current liabilities	194,014	203,210
Total current liabilities	994,101	1,055,082
Long-term debt, net and finance leases	2,240,205	2,647,147
Operating lease right-of-use liabilities	483,789	419,234
Deferred tax liabilities	106,960	191,349
Other long-term liabilities	195,212	223,191
Total liabilities	4,020,267	4,536,003
Redeemable noncontrolling interests	41,126	56,722
Equity:
Preferred stock, $0.01 par value; 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 120,000 shares authorized; 51,141 shares issued and outstanding as of December 28, 2024 and 51,338 shares issued and outstanding as of December 30, 2023	511	513
Additional paid-in capital	1,966,237	1,905,578
Retained earnings	1,812,100	1,887,218
Treasury stock, at cost, zero shares as of December 28, 2024 and December 30, 2023	—	—
Accumulated other comprehensive loss	(317,345)	(196,427)
Total Charles River Laboratories International, Inc. equity	3,461,503	3,596,882
Nonredeemable noncontrolling interest	5,449	5,394
Total equity	3,466,952	3,602,276
Total liabilities, redeemable noncontrolling interests and equity	$7,528,345	$8,195,001

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 3
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended
	December 28, 2024	December 30, 2023
Cash flows relating to operating activities
Net income	$25,291	$480,370
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	361,741	314,124
Goodwill impairment	215,000	—
Long-lived asset impairments	51,825	41,911
Stock-based compensation	69,891	72,048
Deferred income taxes	(67,428)	(50,903)
Write down of inventories	46,992	6,290
(Gain) loss on venture capital and strategic equity investments, net	12,910	(97,827)
Provision for credit losses	14,774	18,225
Loss on divestitures, net	659	961
Other, net	33,251	1,079
Changes in assets and liabilities:
Trade receivables and contract assets, net	21,612	(33,434)
Inventories	16,804	(62,301)
Accounts payable	(14,271)	(20,427)
Accrued compensation	(27,604)	12,447
Deferred revenue	18,541	(21,743)
Customer contract deposits	6,584	(15,564)
Other assets and liabilities, net	(51,995)	38,642
Net cash provided by operating activities	734,577	683,898
Cash flows relating to investing activities
Acquisition of businesses and assets, net of cash acquired	(5,479)	(194,785)
Capital expenditures	(232,967)	(318,528)
Purchases of investments and contributions to venture capital investments	(52,876)	(54,215)
Proceeds from sale of investments	41,687	6,667
Other, net	4,549	(2,294)
Net cash used in investing activities	(245,086)	(563,155)
Cash flows relating to financing activities
Proceeds from long-term debt and revolving credit facility	1,081,581	776,353
Proceeds from exercises of stock options	23,878	25,597
Payments on long-term debt, revolving credit facility, and finance lease obligations	(1,493,769)	(851,676)
Purchase of treasury stock	(119,175)	(24,155)
Payments of contingent consideration	—	(2,711)
Purchases of additional equity interests, net	(12,000)	(4,784)
Other, net	(31,442)	(4,145)
Net cash used in financing activities	(550,927)	(85,521)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(17,474)	8,044
Net change in cash, cash equivalents, and restricted cash	(78,910)	43,266
Cash, cash equivalents, and restricted cash, beginning of period	284,480	241,214
Cash, cash equivalents, and restricted cash, end of period	$205,570	$284,480

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 4
RECONCILIATION OF GAAP TO NON-GAAP
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)(1)
(in thousands, except percentages)

		Three Months Ended		Twelve Months Ended
		December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Research Models and Services
	Revenue	$204,257	$195,781	$829,377	$792,343
	Operating income	13,770	37,013	114,411	154,666
	Operating income as a % of revenue	6.7%	18.9%	13.8%	19.5%
	Add back:
	Amortization related to acquisitions (2)	11,327	5,359	38,058	21,742
	Acquisition and integration-related adjustments (3)	93	311	430	2,742
	Severance	1,220	215	4,905	1,180
	Site consolidation and impairment charges	20,129	2,299	39,021	2,299
	Total non-GAAP adjustments to operating income	$32,769	$8,184	$82,414	$27,963
	Operating income, excluding non-GAAP adjustments	$46,539	$45,197	$196,825	$182,629
	Non-GAAP operating income as a % of revenue	22.8%	23.1%	23.7%	23.0%

	Depreciation and amortization	$20,762	$14,260	$73,812	$55,570
	Capital expenditures	$27,591	$17,050	$64,134	$52,819

Discovery and Safety Assessment
	Revenue	$603,349	$625,785	$2,451,280	$2,615,623
	Operating income	62,859	126,288	442,510	606,076
	Operating income as a % of revenue	10.4%	20.2%	18.1%	23.2%
	Add back:
	Amortization related to acquisitions (2)	22,301	19,477	81,013	72,457
	Acquisition and integration-related adjustments (3)	9,636	256	17,133	3,489
	Severance	8,095	1,739	28,558	3,740
	Site consolidation and impairment charges	7,454	13,804	11,122	25,023
	Third-party legal costs and certain related items (4)	38,634	991	49,648	7,387
	Total non-GAAP adjustments to operating income	$86,120	$36,267	$187,474	$112,096
	Operating income, excluding non-GAAP adjustments	$148,979	$162,555	$629,984	$718,172
	Non-GAAP operating income as a % of revenue	24.7%	26.0%	25.7%	27.5%

	Depreciation and amortization	$49,857	$45,057	$191,126	$174,719
	Capital expenditures	$37,180	$49,414	$128,356	$204,891

Manufacturing Solutions
	Revenue	$194,943	$191,910	$769,332	$721,443
	Operating income (loss)	(182,552)	35,545	(71,453)	88,329
	Operating income (loss) as a % of revenue	(93.6)%	18.5%	(9.3)%	12.2%
	Add back:
	Amortization related to acquisitions (2)	20,108	11,083	52,471	45,393
	Acquisition and integration-related adjustments (3)	53	127	1,439	6,417
	Severance	3,091	1,757	11,177	5,802
	Goodwill impairment (5)	215,000	—	215,000	—
	Site consolidation and impairment charges	206	219	1,798	3,337
	Third-party legal costs (4)	—	39	—	8,233
	Total non-GAAP adjustments to operating income	$238,458	$13,225	$281,885	$69,182
	Operating income, excluding non-GAAP adjustments	$55,906	$48,770	$210,432	$157,511
	Non-GAAP operating income as a % of revenue	28.7%	25.4%	27.4%	21.8%

	Depreciation and amortization	$29,788	$20,305	$89,964	$79,982
	Capital expenditures	$10,320	$11,185	$38,500	$58,134

Unallocated Corporate Overhead		$(61,764)	$(65,924)	$(258,121)	$(231,810)
	Add back:
	Acquisition and integration-related adjustments (3)	8,120	2,462	15,839	11,422
	Severance	309	889	9,546	889
	Site consolidation and impairment charges	1,439	—	1,439	—
	Total non-GAAP adjustments to operating expense	$9,868	$3,351	$26,824	$12,311
	Unallocated corporate overhead, excluding non-GAAP adjustments	$(51,896)	$(62,573)	$(231,297)	$(219,499)

Total
	Revenue	$1,002,549	$1,013,476	$4,049,989	$4,129,409
	Operating income (loss)	(167,687)	132,922	227,347	617,261
	Operating income (loss) as a % of revenue	(16.7)%	13.1%	5.6%	14.9%
	Add back:
	Amortization related to acquisitions (2)	53,736	35,919	171,542	139,592
	Acquisition and integration-related adjustments (3)	17,902	3,156	34,841	24,070
	Severance	12,715	4,600	54,186	11,611
	Goodwill impairment (5)	215,000	—	215,000	—
	Site consolidation and impairment charges	29,228	16,322	53,380	30,659
	Third-party legal costs and certain related items (4)	38,634	1,030	49,648	15,620
	Total non-GAAP adjustments to operating income	$367,215	$61,027	$578,597	$221,552
	Operating income, excluding non-GAAP adjustments	$199,528	$193,949	$805,944	$838,813
	Non-GAAP operating income as a % of revenue	19.9%	19.1%	19.9%	20.3%

	Depreciation and amortization	$102,104	$80,514	$361,741	$314,124
	Capital expenditures	$75,616	$78,323	$232,967	$318,528

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.
(2)	Amortization related to acquisitions includes $9.4 million of accelerated amortization of certain client relationships in the Biologics Solutions reporting unit within the Manufacturing Solutions segment. The remaining value of this client relationship is $75.9 million and will be amortized over the remaining useful life of approximately 6 months in fiscal year 2025.
(3)	These adjustments are related to the evaluation and integration of acquisitions and divestitures, and primarily include transaction, advisory, certain third-party integration, certain compensation costs, and related costs; as well as fair value adjustments associated with contingent consideration arrangements.
(4)	Third-party legal costs are related to (a) an environmental litigation related to the Microbial Solutions business, which concluded in 2023 and (b) investigations by the U.S. government into the NHP supply chain applicable to our DSA business. Additionally within DSA, a $27 million inventory charge was incurred to write down inventory associated with the Cambodia-sourced non-human primate matter from February 16, 2023.
(5)	In December 2024, a triggering event was identified for the Biologics Solutions reporting unit from a loss of key customers, ultimately resulting in a reduction in Biologics Solutions’ long range financial outlook. As a result, the Company recognized a goodwill impairment charge of $215.0 million.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 5
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS (UNAUDITED)(1)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023

Net income (loss) available to Charles River Laboratories International, Inc. common shareholders	$(215,699)	$187,084	$10,297	$474,624
Add back:
Adjustment of redeemable noncontrolling interest (2)	(1,081)	—	—	—
Incremental dividends attributable to noncontrolling interest holders (3)	2,285	—	11,906	—
Non-GAAP adjustments to operating income (4)	365,993	61,027	575,324	221,552
Venture capital and strategic equity investment (gains) losses, net	21,690	(105,919)	12,519	(93,515)
(Gain) loss on divestitures (5)	—	(34)	658	961
Other (6)	—	877	—	1,372
Tax effect of non-GAAP adjustments:
Non-cash tax provision related to international financing structure (7)	314	991	1,818	4,694
Enacted tax law changes	230	—	3,826	—
Tax effect of the remaining non-GAAP adjustments	(37,122)	(16,860)	(83,445)	(60,789)
Net income attributable to Charles River Laboratories International, Inc. common shareholders, excluding non-GAAP adjustments	$136,610	$127,166	$532,903	$548,899

Weighted average shares outstanding - Basic	51,138	51,311	51,380	51,227
Effect of dilutive securities:
Stock options, restricted stock units and performance share units	219	313	248	224
Weighted average shares outstanding - Diluted	51,357	51,624	51,628	51,451

Earnings (loss) per share attributable to common shareholders:
Basic	$(4.22)	$3.65	$0.20	$9.27
Diluted (8)	$(4.22)	$3.62	$0.20	$9.22

Basic, excluding non-GAAP adjustments	$2.67	$2.48	$10.37	$10.72
Diluted, excluding non-GAAP adjustments	$2.66	$2.46	$10.32	$10.67

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.
(2)	This amount represents accretion adjustments of the Noveprim redeemable noncontrolling interest.
(3)	This amount represents incremental declared and undeclared dividends attributable to Noveprim noncontrolling interest holders who receive preferential dividends for fiscal year 2024.
(4)	This amount excludes Non-GAAP adjustments attributable to noncontrolling interest holders.
(5)	The amount included in 2024 relates to a loss on the sale of a Safety Assessment site. Adjustments included in 2023 relate to the gain on the sale of our Avian Vaccine business, which was divested in 2022.
(6)	Amounts included in 2023 relate to transfer taxes paid in connection with the Noveprim Group acquisition and a final adjustment on the termination of a Canadian pension plan.
(7)	This amount relates to the recognition of deferred tax assets expected to be utilized as a result of changes to the Company's international financing structure.
(8)	Net loss available to Charles River Laboratories International, Inc. per common share excludes the effect of dilution and is computed using basic weighted-average number of shares outstanding for the three month period ended December 28, 2024

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 6
RECONCILIATION OF GAAP REVENUE GROWTH
TO NON-GAAP REVENUE GROWTH, ORGANIC (UNAUDITED) (1)

Three Months Ended December 28, 2024	Total CRL	RMS Segment	DSA Segment	MS Segment

Revenue growth, reported	(1.1)%	4.3%	(3.6)%	1.6%
(Increase) decrease due to foreign exchange	0.1%	0.1%	(0.1)%	0.5%
Contribution from acquisitions (2)	(0.9)%	(4.8)%	—%	—%
Impact of divestitures (3)	0.1%	—%	0.2%	—%
Non-GAAP revenue growth, organic (4)	(1.8)%	(0.4)%	(3.5)%	2.1%

Twelve Months Ended December 28, 2024	Total CRL	RMS Segment	DSA Segment	MS Segment

Revenue growth, reported	(1.9)%	4.7%	(6.3)%	6.6%
(Increase) decrease due to foreign exchange	(0.1)%	0.2%	(0.2)%	0.2%
Contribution from acquisitions (2)	(1.0)%	(5.0)%	—%	—%
Impact of divestitures (3)	0.2%	—%	0.3%	—%
Non-GAAP revenue growth, organic (4)	(2.8)%	(0.1)%	(6.2)%	6.8%

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.
(2)	The contribution from acquisitions reflects only completed acquisitions.
(3)	Impact of divestitures relates to the sale of a site within our Safety Assessment business.
(4)	Organic revenue growth is defined as reported revenue growth adjusted for acquisitions, divestitures, and foreign exchange.